                                                                 Exhibit 99.1

For Immediate Release
---------------------
August 31, 2006


          NORDSTROM SAME-STORE SALES FOR AUGUST INCREASE 7.1 PERCENT

     SEATTLE - August 31, 2006 - Nordstrom, Inc. (NYSE: JWN) today reported preliminary sales of $517.0 million for the four-week period ending August 26, 2006, an increase of 9.3 percent compared to sales of $473.0 million for the four-week period ending August 27, 2005. Same-store sales increased 7.1 percent.

     Preliminary year-to-date sales of $4.57 billion increased 8.0 percent compared to sales of $4.23 billion in 2005. Year-to-date same-store sales increased 5.8 percent.

SALES RECORDING
     To hear Nordstrom's prerecorded August sales message, please dial (402) 220-6036. This recording will be available for one week.



SALES SUMMARY                           Total Sales                      Same-store Sales
                                        -----------                      ----------------
(unaudited; $ in millions)      Fiscal      Fiscal    Percent        Total    Full-line   Rack
                                2006        2005      Increase       Retail   Stores      Stores
                                ------      ------    --------       ------   ---------   ------
August                          $517.0      $473.0      9.3%           7.1%      4.7%      10.4%
Year-to-date                  $4,574.7    $4,233.9      8.0%           5.8%      4.4%      11.1%

Number of stores
  Full-line                       99          95
  Rack and other                  57          57
  International Faconnable
   boutiques                      34          32
                                 ---         ---
  Total                          190         184

Gross square footage      20,217,000  19,579,000

FUTURE REPORTING DATES
Nordstrom's financial release calendar for the next several months is currently planned as follows:

                Sept. Sales Release           Thurs., Oct. 5, 2006
                October Sales Release         Thurs., Nov. 2, 2006
                Third Quarter Earnings        Mon., Nov. 20, 2006
                November Sales Release        Thurs., Nov. 30, 2006

     Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 156 US stores located in 27 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 99 full-line stores, 49 Nordstrom Racks, five Faconnable boutiques in the United States, one free-standing shoe store, and two clearance stores. Nordstrom also operates 34 Faconnable boutiques in Europe. In addition, Nordstrom serves customers through its online presence at http://www.nordstrom.com and through its catalogs. Nordstrom, Inc. is publicly traded on the NYSE under the symbol JWN.



Investor Contact:                             Media Contact:
RJ Jones, 206-303-3007                        Deniz Anders, 206-373-3038